                                                            Exhibit 99.1

                                    News

For Immediate Release                                                                                                                                Contact:
June 27, 2011                                                                                                                                            Rick B. Honey
                               (212) 878-1831

MINERALS TECHNOLOGIES’ FERROTRON UNIT ANNOUNCES REVOLUTIONARY NEW LASER-SCANNING TECHNOLOGY FOR USE IN WORLDWIDE STEEL INDUSTRY
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New Technology Provides Fast, Effective and Safer Means to Inspect Hot Torpedo-Ladle Cars at Lower Cost to Steel Makers
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NEW YORK, June 27—Minerals Technologies Inc., (NYSE: MTX) announced today that its Ferrotron Division of subsidiary Minteq International Inc., has released the LaCam®–Torpedo measuring system, a revolutionary way to measure refractory lining thickness in hot torpedo ladles.
The LaCam®–Torpedo measuring system will be unveiled at METEC, the 8th International Metallurgical Trade Fair with Congress, on June 28 through July 2 in Dusseldorf, Germany.
“This new technology will provide steel makers worldwide with improved safety, increased ladle availability and capacity, extended refractory life and cost savings in energy, material and the maintenance of hot torpedo ladles, which are used to transport liquid iron from a blast furnace to the steel plant via rail,” said Joseph C. Muscari, chairman and chief executive officer of Minerals Technologies Inc. “Our Ferrotron business has long been a market leader in 3D Laser Profile Measurement Systems for assessing refractory linings in steel converter vessels, electric arc furnaces and ladles. This new technology is a result of our commitment to research and the development of innovative new products that provide high value to our customers.”
“The LaCam®–Torpedo measuring system has an innovative, yet simple and rugged design that allows immersion of a laser head into a hot torpedo ladle with surrounding temperatures up to 1000°C (1832°F),” said Johannes C. Schut, senior vice president and managing director of Minteq International Inc., a wholly owned subsidiary of Minerals Technologies Inc., and a leading producer of refractory materials used to maintain and extend the useful life of high-temperature vessels in steel production.
The system’s laser-beam rapidly scans the lining thickness of the entire surface, collecting millions of data points that are generated in a wide range of computer displays from simple tabular reporting to a virtual walk-through of configurable 3D images.
“This new development allows steel makers to measure refractory-lining thickness in hot torpedo cars in less than three minutes, reducing the need to cool down the vessel for up to two days before a manual inspection of the car can be done,” explained Rolf Lamm, global director, Equipment, for Ferrotron, which is located in Duisburg, Germany. “The LaCam®–Torpedo measuring system eliminates the energy, cost, time and effect on the environment that is now required to bring torpedo ladles back into production after repairing the refractory lining and pre-heating the vessel with gas burners. This will reduce the number of torpedo ladle cars on a railway by increasing their life, which leads to cost reduction in refractory consumption, labor and maintenance expenses for a steel maker’s entire fleet of torpedo ladle cars. LaCam®–Torpedo measuring system brings enormous advantages to the steel industry.”
For further information about the LaCam®–Torpedo contact:

MINTEQ International GmbH
FERROTRON DIVISION
Dr.-Alfred-Herrhausen-Allee 24
D-47228 Duisburg, Germany
Tel.: +49 (0) 20 65/42 36-500
Fax: +49 (0) 20 65/42 36-501
Internet: www.Ferrotron.com
Email: Ferrotron@minteq.com

Or, visit the METEC Exhibition, Stand No. F-15 in Hall 4 in the Dusseldorf Exhibition Center from June 28 through July 2 in Dusseldorf, Germany.

Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.0 billion in 2010.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/
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